Exhibit 99.1

Wiley Names Danielle McMahan as Chief People Officer

HOBOKEN, N.J. —November 6, 2019— John Wiley & Sons, Inc. (NYSE: JW-A) (NYSE: JW-B), a global leader in research and education, today announced Danielle McMahan as the company’s new Chief People Officer.  McMahan will report directly to Wiley President & CEO Brian Napack and oversee the company’s global human resources operations and people strategy.

“Danielle is an exceptional leader with an impressive and proven track record developing strategies that foster a culture of innovation and deliver solutions that drive organizational excellence,” said Napack.  “Her guidance and strategic thinking will ensure our dedicated colleagues around the world have the resources they need to drive the success of our customers and partners every day.  Danielle is joining our team during a pivotal time of growth and transformation at Wiley. Her goal is to fuel our momentum as we work to maximize the potential of our greatest asset—our people.”

McMahan most recently served as Executive Vice President and Chief Human Resources Officer for York Risk, a leading private insurance and risk organization that was ranked among Forbes America’s Best Midsize Employer in 2018 and 2019 before being acquired earlier this year.  While supporting York’s over 5,000 global employees, she led a culture and technology transformation, designed and implemented a multi-year benefits strategy, and deployed a new employee-centric service delivery model.

Prior to joining York Risk, McMahan served in a wide range of human resources, leadership development, talent management and employee engagement senior roles at American Express, ADP and Citibank. She began her career in corporate training and development at Goldman Sachs.

“I look forward to leading this exceptional team and shaping a strategic cultural framework that drives the success of our business and empowers our people to do their best work and have meaningful careers,” added McMahan.

McMahan has a bachelor’s degree in Psychology from Barnard College of Columbia University, and earned a Master of Arts in Organizational Psychology from Teachers College of Columbia University.  She lives with her husband and two daughters in New Jersey.

About Wiley
Wiley drives the world forward with research and education. Through publishing, platforms and services, we help students, researchers, universities, and corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all our stakeholders. The Company’s website can be accessed at www.wiley.com.

Wiley Media Contact:
Dawn Peters (US): +1 781-388-8408
newsroom@wiley.com
Follow us on Twitter @WileyNews